UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻  Preliminary Proxy Statement
◻  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻  Definitive Proxy Statement
⌧  Definitive Additional Materials
◻  Soliciting Material under § 240.14a-12

National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box): ⌧ No fee required.
◻ Fee paid previously with preliminary materials.
◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

This Supplement, dated April 11, 2025, amends and supplements the Proxy Statement of National Bank Holdings Corporation (the “Company”) dated March 28, 2025 (the “Proxy Statement”) with the following information:

Recent Board Committee Composition Changes

Today we are announcing that Patrick Sobers resigned from the Audit & Risk Committee and the Nominating & Governance Committee of the Board of Directors (the “Board”), effective April 10, 2025. Mr. Sobers will continue to stand for election to the Company’s Board at the Company’s Annual Meeting of Shareholders (to be held on April 30, 2025, at 8:30 a.m.).

This decision is in response to shareholder guidance that Mr. Sobers not sit on the foregoing committees of the Board during the five years following his retirement as an executive of the Company, even if deemed an independent director pursuant to relevant Securities and Exchange Commission and New York Stock Exchange rules and regulations. The Company expects to reassess Mr. Sobers’ appointment to one or more Board committees after this five-year period.

Engagement of Proxy Solicitor

In connection with our 2025 Annual Meeting of Shareholders to be held on April 30, 2025, the Company retained Alliance Advisors (“Alliance”), an independent proxy solicitation and advisory firm, to provide strategic advice and assist in soliciting proxies from certain shareholders on behalf of the Company. Alliance may solicit proxies by telephone, email, or other electronic means of communication or in person. The Company has agreed to pay Alliance a fee of $15,000, plus additional fees and expenses, for these services. All costs of soliciting votes in connection with the Proxy Statement have been or will be paid by the Company.